Exhibit 10.3

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (this “Agreement”), is made and effective as of the 9th day of November, 2004 (the “Effective Date”), between Natural Gas Partners, L.L.C., a Texas limited liability company (“Licensor”), and NGP Capital Resources Company, a Maryland corporation (“Licensee”) (each a “party” and collectively, the “parties”).

1.	DEFINITIONS

1.01 “Licensed Trademarks” means the trade names “NATURAL GAS PARTNERS” and “NGP.”

2.	GRANT

2.01 License: Subject to the terms, conditions, and limitations set forth in this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a personal, non-exclusive, royalty-free right and license to use the Licensed Trademarks solely and exclusively as an element of Licensee’s own company name and in connection with Licensee’s business as a business development company under the Investment Company Act of 1940 managed by NGP Investment Advisor, L.P., a Delaware limited partnership (the “Advisor”), pursuant to the terms of the Investment Advisory Agreement dated as of November 9, 2004 (the “Advisory Agreement”). Except as provided above, neither Licensee nor any affiliate, owner, director, officer, employee, or agent thereof will otherwise use the Licensed Trademarks or any derivatives thereof without the prior express written consent of Licensor in its sole and absolute discretion. All rights not expressly granted to Licensee hereunder will remain the property of Licensor.

2.02 Licensor’s Use: Nothing in this Agreement will preclude Licensor, its affiliates, or any of their respective successors or assigns from using or permitting other entities to use the Licensed Trademarks whether or not such entity directly or indirectly competes or conflicts with Licensee’s business in any manner.

3.	OWNERSHIP

3.01 Ownership: Licensee acknowledges and agrees that Licensor is the owner of all right, title, and interest in and to the Licensed Trademarks, and all such right, title, and interest will remain with the Licensor. Licensee will not otherwise contest, dispute, or challenge Licensor’s right, title, and interest in and to the Licensed Trademarks.

3.02 Goodwill: All goodwill and reputation generated by Licensee’s use of the Licensed Trademarks will inure to the benefit of Licensor. Licensee will not by any act or omission use the Licensed Trademarks in any manner that disparages or reflects adversely on Licensor or its business or reputation. Except as expressly provided herein, neither party may use any trademark or service mark of the other party without that party’s prior written consent, which consent will be given in that party’s sole discretion.

4.	QUALITY CONTROL

4.01 Specifications: In order to preserve the inherent value of the Licensed Trademarks, Licensee agrees to use reasonable efforts to ensure that it maintains the quality of the services offered under the Licensed Trademarks at least equal to the standards prevailing in the operations of Licensor’s business under the Licensed Trademarks as of the date of this Agreement. Licensee further agrees to use the Licensed Trademarks in accordance with such quality standards as may be reasonably established by Licensor and communicated to Licensee from time to time in writing, or as may be agreed to by Licensor and Licensee from time to time in writing.

4.02 Compliance with Applicable Laws: Licensee agrees that the business operated by it in connection with the Licensed Trademarks will comply with all laws, rules, regulations, and requirements of any governmental body as may be applicable to the operation, advertising and promotion of the business.

5.	INDEMNIFICATION, WARRANTIES AND INFRINGEMENT

5.01 Indemnification and Warranties: Licensor assumes no liability to Licensee or to third parties with respect to the services rendered by Licensee under the Licensed Trademarks and Licensee will indemnify Licensor against losses incurred by claims of third parties against Licensor involving Licensee’s provision of services under the Licensed Trademarks.

5.02 Notification of Infringement: Licensee will immediately notify Licensor and provide to Licensor all relevant background facts upon becoming aware of (i) any registrations of, or applications for registration of, marks that do or may conflict with the Licensed Trademarks, and (ii) any infringements, imitations, or illegal use or misuse of the Licensed Trademarks.

5.03 Mutual Representations: Each party hereby represents and warrants to the other party as follows:

5.03.01 Such party is duly organized and in good standing as of the Effective Date.

5.03.02 Such party has all necessary capacity, power, and authority to enter into and carry out the provisions of this Agreement. This Agreement has been duly authorized, executed, and delivered by each party and constitutes a valid and binding obligation of such party enforceable against such party in accordance with its terms.

6.	TERM AND TERMINATION

6.01 Term. This Agreement shall expire (a) upon expiration or termination of the Advisory Agreement; (b) if the Advisor ceases to serve as the investment adviser to the Licensee; or (c) by Licensee or Licensee upon sixty (60) days’ written notice to the other party.

6.02 Termination: Licensor will have the right to terminate this Agreement if:

6.02.01 Licensee fails to perform any of the terms of this Agreement to be performed by Licensee and fails to correct such breach within sixty (60) days after receipt of Licensor’s written notice thereof (unless Licensor agrees that such breach is incapable of being cured within sixty (60) days and provided that, immediately following notice, Licensee diligently pursues correction of such default until cured within a commercially reasonable period);

6.02.02 Licensee engages in any misconduct that may adversely affect the goodwill associated with the Licensed Trademarks.

6.03 No Obligation: Licensor will be under no obligation to terminate this Agreement on the happening of any of the events set forth above, and Licensor’s rights set forth herein are in addition to all other rights which Licensor may have under this License Agreement or at law or in equity.

6.04 Non-use: If Licensee fails to use the Licensed Trademarks for any uninterrupted period of three years, the license granted hereunder will expire.

6.05 Insolvency: If Licensee files a petition in bankruptcy or is adjudicated as bankrupt, or if a petition in bankruptcy is filed against Licensee, or if Licensee becomes insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if Licensee discontinues its business or if a receiver is appointed for Licensee or Licensee’s business, the license granted hereunder will automatically terminate without any notice being necessary, it being acknowledged by both Licensor and Licensee that Licensee possesses unique and special skills of a personal nature, upon which Licensor has relied in entering into this Agreement.

6.06 Effect of Termination: Upon expiration or termination of this Agreement, all rights granted to Licensee hereunder will revert to Licensor. Licensee will refrain from further use of the Licensed Trademarks or any further reference to them, direct or indirect, in connection with the marketing, advertising, or conduct of Licensee’s business. Licensee will turn over to Licensor all materials that reproduce the Licensed Trademarks or, if requested by Licensor, will give Licensor satisfactory evidence of their destruction. For a period of 3 months following termination of this Agreement, Licensee will specify on all public materials, in a prominent place and in prominent typeface, that Licensee is no longer operating under the Licensed Trademarks and is no longer associated with Licensor.

7.	MISCELLANEOUS PROVISIONS

7.01 Notice: Any notice given under this Agreement will be in writing and will be sent to the following addresses: If to Licensor: Natural Gas Partners, L.L.C., 125 E. John Carpenter Freeway, Irving, Texas 75062, attention General Counsel. If to Licensee: NGP Capital Resources Company, 125 E. John Carpenter Freeway, Irving, Texas 75062, attention Chief Executive Officer, or to such other address as either party may from time to time designate by notice under this paragraph.

7.02 Choice of Law: This Agreement will be governed, in all respects, by the laws of the State of Texas (without giving effect to the principals thereof relating to conflicts of laws).

7.03 Assignment: This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Licensee may not assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder, without the prior written consent of the Licensor. Any assignment permitted by Licensor in accordance with the terms of this Agreement will be pursuant to a written assignment agreement in which the assignee expressly assumes the rights and obligations of Licensee hereunder. Licensor may assign its rights and obligations under this Agreement.

7.04 No Agency: No agency, employment, partnership, or joint venture relationship is created between the parties hereto. Neither party is an affiliate of the other and no representations will be made by either party that would create an apparent agency, employment, partnership or joint venture relationship with the other party. Neither party has the power, right, or authority to act for, create debts or obligations for, or bind the other, nor is either party responsible for the obligations and debts of the other. The only relationship between the parties is that of independent contractors.

7.05 Amendment: This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto.

7.06 No Waiver: The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement will not be construed to be a waiver of such provisions or rights or the rights of such party thereafter to enforce such provisions, and no waiver will be binding unless executed in writing by all parties hereto.

7.07 Severability: A ruling by any court or government agency having jurisdiction that any provision of this Agreement is invalid will not result in invalidation of the entire Agreement, but all remaining terms will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be automatically as part of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

7.08 Headings: The descriptive headings contained in this Agreement are for convenience or reference only and will not affect in any way the meaning or interpretation of this Agreement.

7.09 Counterparts: This Agreement may be executed in one or more counterparts, each of which when executed will be deemed to be an original instrument and all of which taken together will constitute one and the same agreement.

7.10 Entire Agreement: This Agreement is the entire and final agreement pertaining to this subject matter and will supersede all other agreements, discussions, summaries, representations, notes, letters, and written or oral statements with respect to the subject matter hereof and this Agreement cannot be modified except by a written instrument signed by the parties hereto.

7.11 Third Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party and legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as shown below.

NATURAL GAS PARTNERS, L.L.C., a Texas limited liability company

By:	/s/ Kenneth A. Hersh
Print Name: Kenneth A. Hersh
Title: Authorized Member

NGP CAPITAL RESOURCES COMPANY, a Maryland corporation

By:	/s/ John H. Homier
Print Name: John H. Homier
Title: President & Chief Executive Officer